Exhibit 3.2

AMENDMENT NO. 2

TO

AMENDED AND RESTATED BYLAWS

OF

STILLWATER MINING COMPANY

Pursuant to the provisions of the General Corporation Law of the State of Delaware, the Restated Certificate of Incorporation (the “Restated Certificate of Incorporation”) of Stillwater Mining Company, a Delaware corporation (the “Corporation”), and the Amended and Restated Bylaws of the Company, as amended by that certain Amendment No. 1 to Amended and Restated Bylaws of the Company, effective as of May 21, 2013, (the “Existing Bylaws”), the Existing Bylaws as currently in effect are hereby amended as follows:

1.       Section 2.10 of the Existing Bylaws is amended and restated in its entirety to be and read as follows:

“Section 2.10 Voting and Proxies. Subject to the provisions of the Restated Certificate of Incorporation, at every meeting of the stockholders, each stockholder shall be entitled to one vote, in person or by proxy, for each share of the capital stock having voting power held by such stockholder, but no proxy shall be voted on after three years from its date unless the proxy provides for a longer period. When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, the election of directors, unless the question is one upon which, by express provision of the DGCL or other law or of the Restated Certificate of Incorporation, a different vote is required, in which case such express provision shall govern.”

2.       The first sentence of Section 3.3 of the Existing Bylaws is amended and restated as follows:

“Subject to the right to elect additional directors under specified circumstances which may be granted, pursuant to the provisions of Article 4 of the Restated Certificate of Incorporation, to the holders of any class or series of preferred stock, directors shall be elected by the vote of the holders of a majority of the stock having voting power present in person or represented by proxy at each annual meeting of the stockholders, and each director so elected shall hold office until his successor is duly elected and qualified, or until his earlier resignation or removal.”

3.       A new Article X is hereby added to the Existing Bylaws, which article shall be and read as follows:

“ARTICLE X

FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action or proceeding asserting a claim arising pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of the DGCL, the Restated Certificate of Incorporation or these Amended and Restated Bylaws (as each may be amended from time to time), (d) any action or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (e) any action or proceeding asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding or owning (or continuing to hold or own) any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Bylaw.”

4.       Pursuant to Article 6 of the Restated Certificate of Incorporation and Article IX of the Existing Bylaws, this Amendment was approved by the Company’s Board of Directors on November 23, 2016.

5.       Except as expressly amended by this Amendment, the Existing Bylaws shall remain in full force and effect.

[Signature page follows.]

IN WITNESS WHEREOF, this Amendment is hereby executed, effective as of November 23, 2016.

STILLWATER MINING COMPANY

/s/ Brent Wadman
By: Brent Wadman
Its: Secretary